                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Blue Wave Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Charles D. Brockenbush
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

         __/ Set forth the amount on which the filing fee is calculated and state how it was determined.
     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held November 16, 1999


To the holders of common stock of
Blue Wave Systems Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") will be held at the offices of the Company, 2410 Luna Road, Carrollton, Texas, on November 16, 1999, at 10:00 a.m., local time, for the following purposes:

          (a)  To elect five directors of the Company;

          (b) To consider and vote upon a proposed amendment to the Blue Wave Systems Inc.'s Directors' Stock Option Plan to increase the number of shares of common stock issuable upon exercise of stock options under the plan from 75,000 shares to 150,000 shares; and

          (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 7, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                   By Order of the Board of Directors



                                   Toya Martin
                                   Secretary


Carrollton, Texas
October 15, 1999

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006


                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held November 16, 1999

     This Proxy Statement is furnished to stockholders of Blue Wave Systems Inc., a Delaware corporation (the "Company" or "Blue Wave"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on November 16, 1999, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about October 15, 1999. The Company's Annual Report, covering the Company's fiscal year ended June 30, 1999, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                       ACTION TO BE TAKEN AT THE MEETING

     Only holders of record of common stock at the close of business on October 7, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding, and entitled to vote at the Annual Meeting, approximately 14,358,000 shares of common stock. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election as directors of the Company John R. Forrest, John L. Rynearson, Rob N. Shaddock, Sam K. Smith and Simon Yates, and to approve an amendment to the Blue Wave Systems Inc.'s Directors' Stock Option Plan (the "Directors' Plan") to increase the number of shares of common stock issuable upon the exercise of stock options under the plan from 75,000 to 150,000 shares. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     Holders of record of common stock are entitled to one vote per share. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting. The proposed amendment to the Directors' Plan requires the affirmative vote of the holders of record of a majority of shares of common stock represented, in person or by proxy, at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the five nominees set forth above, (ii) for the proposed amendment to the Directors' Plan and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where stockholders have appropriately specified how their proxies are to be voted,
they will be voted accordingly.   Broker non-votes will not count for or against
the matters to be voted on at the Annual Meeting.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of September 30, 1999 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the current executive officers of the Company named in the table under "Summary of Executive Compensation" below, and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                         Shares Beneficially Owned (1)
                                                         -----------------------------
Name                                                        Number         Percent
----                                                        ------         -------
Directors and Named Executive Officers:

Simon Yates (2)                                            2,567,652          17.8%
Rob N. Shaddock (3)                                          694,416           4.8
John L. Rynearson (4)                                        427,000           3.0
Sam K. Smith (5)                                              83,500           *
John R. Forrest                                               18,926           *
Kevin Parslow (6)                                            452,816           3.1
Julian S. Jenkins (7)                                        140,865           1.0
Charles D. Brockenbush (8)                                    53,050           *
All directors and officers as a group (9 individuals)      4,317,847          28.5

More than 5% Stockholders:

Special Situations Funds (9)                2,696,602      17.6
Boston Holdings Limited (2)                 1,903,616      13.3
Heartland Advisors, Inc. (10)               1,736,800      12.1
Dr. G. M. Duck (11)                         1,672,085      11.6
David J. Quarmby (12)                       1,479,126      10.3

________________________

*    Less than one percent.
(1) Includes shares issuable upon exercise of stock options which will be vested prior to December 1, 1999.
(2) The 1,903,616 shares for which Boston Holdings Limited is listed as the beneficial owner are held under a voting trust agreement, pursuant to which Mr. Yates is the trustee. These shares are included in the total shares owned by Mr. Yates. Mr. Yates disclaims beneficial ownership of such shares. The address of Boston Holdings Limited is 39 Victoria Street, London SW1H OED, England. The total for Mr. Yates also includes 93,784 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(3) Includes (i) 82,001 shares owned by Mr. Shaddock's spouse; (ii) 98,038 shares held in trust for the benefit of Mr. Shaddock; and (iii) 52,520 shares held as one of the two trustees of a trust for the benefit of Mr. Kevin Parslow. Also includes 93,784 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(4) Includes 85,000 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(5) Includes 59,500 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(6)  Includes (i) 52,520 shares held in trust for the benefit of Mr. Parslow;
     (ii) 98,038 held in trust for the benefit of Mr. Shaddock; and (iii) 253,996 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(7) Consists totally of shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(8) Includes 46,250 shares of common stock issuable upon the exercise of options exercisable on December 1, 1999.
(9) Based on information as of August 24, 1999, as reported on Schedule 13G filed jointly by Special Situations Private Equity Fund, L.P. , M. G. Advisers L.L.C., certain related funds and related individuals. The shares indicated include 1,000,002 warrants exercisable for common stock. The address of the Special Situations Private Equity Fund and the related funds is 153 East 53rd Street, 51st Floor, New York, NY 10022.
(10) Based on information as of June 30, 1999, as reported on Schedule 13F. The shares of common stock indicated are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.
(11) The address of Dr. Duck is St. Anne's House, St. Anne's Lane, Sutton Bonington, Loughborough, Leicestershire LE12 5NJ, England. Includes 83,465 shares held by Dr. Duck as trustee for the G. M. Duck Children's Settlement Trust and 101,445 shares beneficially owned by his spouse.
(12) The address of Mr. Quarmby is 16 Mayfield Terrace, Edinburgh EH9 1SA, Scotland. Includes 123,021 shares beneficially owned by his spouse, of which 94,632 shares are held in trust for the Quarmby Family Settlement Account.

                             ELECTION OF DIRECTORS

     A brief description of each director of the Company is provided below. Directors hold office until the next annual meeting of the stockholders or until their successors are elected and qualified. References to "Mizar" and "LSI" mean Mizar, Inc. and Loughborough Sound Images Ltd., respectively, which combined (the "Combination") to form the Company in April 1998.

     Simon Yates, 36, became Chief Executive Officer and a director of the Company on the date of the Combination, and prior to the Combination, had served as Managing Director of LSI since 1995. Mr. Yates joined LSI in 1984 and became a board member in 1988. Mr. Yates was appointed LSI's Technical Director in 1990 and Director of PC Products in 1992. Mr. Yates is currently on medical leave and is expected to return near the end of calendar 1999.

     Rob N. Shaddock, 41, joined LSI in October 1992 as Technical Director, when LSI merged with Data Beta Ltd. He served as Marketing Director of LSI from 1997 until the time of the Combination. In April 1998, he was named Executive Vice President and a director of the Company. Due to the medical leave of Mr. Yates, Mr. Shaddock was appointed Interim President and Chief Executive Officer in July 1999.

     Sam K. Smith, 67, has been a director since 1994, and interim Chief Executive Officer of Mizar from June 1997 until April 1998. In June 1997, Mr. Smith was named Chairman of the Board of Directors of Mizar and continues to serve in that capacity for the Company. He serves as a director of Hart Graphics, TD Technologies and Fastsoft, Inc., and as interim CEO of Input/Output, Inc.

     John L. Rynearson, 52, has been a director since 1982. Mr. Rynearson co-founded Mizar in 1982 and held a variety of technical and managerial positions with Mizar until 1991. He has served as the Technical Director of VITA (the VMEbus International Trade Association) since 1993. He is a director of Open Systems Service Corporation, a subsidiary of VITA.

     John R. Forrest, 55, a director of LSI since 1996, was elected as a director of the Company on the date of the Combination. He was a Professor of Electronic Engineering from 1970 to 1984 at University College London, following which he joined Marconi Defense Systems as Technical Director. Between 1986 and 1991, he was Director of Engineering at the Independent Broadcasting Authority. In 1991, he was appointed Chief Executive of National Transcommunications Limited ("NTL") from which he resigned in 1994. Mr. Forrest has served since 1994 as Chairman or director of several entities based in the United Kingdom, and currently serves as a director of 3i Group plc.

     Each of the Company's directors holds office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal.

     The Board of Directors held five meetings in fiscal 1999. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

Committees of the Board of Directors

     The Audit Committee, comprised of Messrs. Forrest, Rynearson and Smith, is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee met four times during fiscal 1999.

     The Compensation Committee, comprised of Messrs. Forrest, Rynearson and Smith, met two times during fiscal 1999.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

     The Compensation Committee (the "Committee") is responsible for setting and administering the various elements of the Company's executive compensation program. In carrying out its duties, the Committee reviews compensation surveys, including that published by the American Electronics Association ("AEA"), and other available information regarding salary, bonus and stock options with a particular focus on companies in similar industries and of comparable size. The goals of the Committee's executive compensation program are to (i) align executive compensation with the Company's performance and (ii) attract, retain, and reward executive officers who contribute to the Company's success. The compensation philosophy of the Committee is that annual compensation should be leveraged on the basis of the Company's performance. To achieve this leverage, executive compensation is comprised of a base salary, contingent cash bonus, and stock options. The annual cash compensation paid to executive officers will generally approximate that of comparable companies if agreed-upon objectives, such as revenues, operating income, and agreed upon personal goals for each officer are met. As a matter of compensation philosophy, Blue Wave generally attempts to set salaries at or near the median level of its peer group; however, competitive market forces, particularly in the hiring of new executives, may strongly influence salary. Total cash compensation including salary and contingent cash bonuses is targeted to be near the median of its peer group if company performance meets its business goals, and significantly above its peer group if such goals are exceeded. With respect to fiscal 1999, agreed upon net income goals were not met; therefore, no contingent cash bonus was earned.

     The Committee strives to maintain the equity position of all executive officers at competitive levels with comparable companies. The Committee believes that employee equity ownership provides critical additional motivation to executive officers to maximize value for the Company's stockholders, and therefore makes periodic grants of stock options. Option grants to executive officers are based upon the relative positions and responsibilities of each executive officer, the historical and expected contributions of that officer to Blue Wave and previous grants to that officer. The Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance. Consistent with this philosophy and after taking into account increased post-merger responsibilities certain executive officers were granted stock options during fiscal 1999.

     The Committee is responsible for determining the compensation of the Chief Executive Officer. In order to determine an appropriate level of compensation and incentives the Committee reviewed the Company's peer group and AEA study. For fiscal 1999, the Committee established Mr. Yates base rate of pay at $150,000. Mr. Yates was also entitled to additional cash compensation if the Company achieved a defined level of net income. This goal was not met and, accordingly, the cash incentive was not earned. In order to provide a continued long-term incentive, Mr. Yates was granted an option for 25,000 common shares during fiscal 1999. In addition to the above mentioned compensation, the Committee also approved the reimbursement of certain temporary living and moving expenses for Mr. Yates and his family upon his relocation to the United States during fiscal 1999.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that Blue Wave may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by Blue Wave have not exceeded this limit. It is the Company's policy generally to grant options that meet the requirements of the Internal Revenue Code and regulations so that any such compensation recognized by an optionee will be fully deductible.

                                            Sam K. Smith, Chair
                                            John R. Forrest
                                            John L. Rynearson

Summary of Executive Compensation

     The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended June 30, 1999 to or for the

Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total salary and bonus exceeded $100,000.

                                                                                          Long Term
                                                             Annual Compensation         Compensation
                                                    -----------------------------------  ------------
                                                                              Other       Securities
Name and                                  Fiscal                           Annual Com-    Underlying
Principal Position                         Year        Salary     Bonus     pensation     Options (#)    Other(2)
------------------                        ------    ----------   -------  -------------   ------------  ---------
Simon Yates, President                     1999      $150,000       --       $38,852         25,000     $32,600
and Chief Executive Officer (3)            1998       132,000       --                           --          --

Rob N. Shaddock, Executive                 1999       147,345       --            --         25,000      32,600
Vice President and Interim                 1998       132,000       --            --             --          --
Chief Executive Officer (3)(4)

Kevin Parslow, Vice President              1999       136,920       --            --         25,000      32,600
Worldwide Sales(3)                         1998       132,000       --            --             --          --

Julian S. Jenkins, President-              1999       130,400       --            --         12,500      32,600
Europe(3)                                  1998       132,000       --            --             --          --

Charles D. Brockenbush, Vice               1999       124,218       --            --         50,000       1,378
President-Finance and CFO                  1998       107,056       --            --             --       1,235
                                           1997       102,941     $440            --         15,000         713

___________________

(1) The amounts reflected for Mr. Yates relate to (i) the use of a Company owned automobile and payment of related expenses and (ii) certain living and moving expenses in the aggregate amount of $31,440 incurred by Mr. Yates and his family upon his relocation to the United States.
(2) Messrs. Yates, Shaddock, Parslow and Jenkins participate in a discretionary defined contribution plan. Under the plan, participants may elect to have any payments made under the plan paid as salary or as a tax deferred contribution to the plan. The amounts indicated reflect the payments under the plan accrued for these individuals in fiscal 1999. The amount with respect to Mr. Brockenbush reflects the Company's contribution under its 401(k) plan.
(3) Messrs. Yates, Shaddock, Parslow and Jenkins were officers of LSI prior to the Combination in April 1998. The amounts indicated in fiscal 1998 include compensation received by them while they were officers of LSI as well as the compensation received by them from the Company after they became executive officers of the Company in April 1998.
(4) In July 1999, Mr. Shaddock was named interim President and Chief Executive Officer due to Mr. Yates' medical leave.

Employment Agreements

     Four of the Company's executive officers (Simon Yates, Rob N. Shaddock, Julian S. Jenkins and Kevin Parslow) entered into Service Agreements with LSI that, upon the occurrence of the Combination, were assumed by the Company.
These agreements provide that their employment may be terminated without cause with 12 months prior written notice. The agreements also provide for stated salaries (in 1999 $150,000 for Mr. Yates; ,90,000 for Mr. Shaddock; ,84,000 for Mr. Parslow; and ,80,000 for Mr. Jenkins) and other customary benefits.

Stock Options

     The Company maintains its stock option plan (the "Option Plan") which provides for the grant of options for the purchase of common stock of the Company. The Option Plan covers, in the aggregate, a maximum of 2,427,500 shares of common stock. The Option Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

     The Compensation Committee of the Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Compensation Committee designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Options under the Option Plan generally vest over a 48 month period. Certain changes in control of the Company will cause the options to vest immediately. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

     The following table sets forth certain information with respect to the options granted during fiscal year 1999 to each of the current executive officers of the Company named in the table under "Summary of Executive Compensation" set forth above.

                                 Percent of                                    Potential Realizable Value
                                    Total                                       at Assumed Annual Rates
                                  Options                                           of Stock Price
                                 Granted to                                          Appreciation
                  Options         Employees    Exercise or                        for Option Term (1)
                  Granted         in Fiscal    Base Price        Expiration
Name                 #              Year          $/Sh              Date           5%             10%
----              --------          ----       -----------       ----------      -------        --------
Mr. Yates         25,000             5.5%            $2.89        9/22/08        $45,438        $115,148

Mr. Shaddock      25,000             5.5              2.63        9/22/08         41,271         104,589

Mr.  Parslow      25,000             5.5              2.63        9/22/08         41,271         104,589

Mr. Jenkins       12,500             2.7              2.63        9/22/08         20,636          52,295

Mr. Brockenbush   50,000            10.9              2.63        9/22/08         82,542         209,179

 ___________________

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

     None of the named executive officers exercised options in fiscal 1999. The following table sets forth certain information with respect to the options held by the executive officers named above at June 30, 1999.

                                                                           Value of Unexercised
                   Shares                    Number of Unexercised        In-the-Money Options (1)
                  Acquired       Value       Options at June 30, 1999        at June 30, 1999
   Name          on Exercise   Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
   ----          -----------   --------    -----------   -------------   ----------    -------------
Mr. Yates             0          $0             87,534       25,000        $283,172       $18,375
Mr. Shaddock          0           0             87,534       25,000         283,172        25,000
Mr. Parslow           0           0            247,746       25,000         801,458        25,000
Mr. Jenkins           0           0            137,740       12,500         202,964        12,500
Mr. Brockenbush       0           0             30,000       70,000              --        50,000

_____________________

(1) Based upon the closing price of Blue Wave's common stock on June 30, 1999, which was $3.625 per share.

Director Compensation

     The Company does not pay any annual retainer or per meeting fees to its directors, other than to Mr. Forrest, who also served as a non-employee director of LSI. Mr. Forrest is compensated at a rate of approximately $33,000 annually. The Company reimburses all of the directors for their out-of-pocket expenses in connection with performing their duties as directors of the Company. In addition, on an annual basis each non-employee director that otherwise does not receive cash compensation is granted options to purchase 8,500 shares of common stock under the Directors' Plan.

Certain Filings by Executive Officers and Directors

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Messrs. Brockenbush, Keith Burgess, Joseph Andrulis, Julian Jenkins and John Rynearson failed to timely file reports reflecting options granted to them in fiscal 1997 and 1998.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1999, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                   APPROVAL OF AMENDMENT TO DIRECTORS' PLAN

     The proposed amendment to the Directors' Plan would increase the number of shares of the Company's common stock subject to the plan from 75,000 shares to 150,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. The Company's Board of Directors recommends a vote FOR approval of the amendment of the Directors' Plan.

     The Company's Board of Directors adopted the Directors' Plan in order to provide non-employee directors with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. Only non-employee directors are eligible to receive options under the Directors' Plan. Currently, only two of the Company's directors (Sam K. Smith and John L. Rynearson) are eligible to receive options under the Directors' Plan. Administration of the Option Plan is vested in the Compensation Committee of the Company's Board of Directors.

     As of September 30, 1999, options to purchase an aggregate of 51,000 shares of the Company's common stock have been granted pursuant to the Directors' Plan, 8,500 have expired or been canceled, no options have been exercised, options to purchase 42,500 shares remain outstanding, and 32,500 shares remain available for future grant. As of September 30, 1999, the market value of all shares of the Company's common stock (i) subject to outstanding options under the Directors' Plan and (ii) remaining available for future grant was approximately $184,000 and $140,000, respectively (based on the closing sale price of the Company's common stock as reported on the Nasdaq National Market on such date). During the 1999 fiscal year, options covering 17,000 shares of the Company's common stock were granted to the Company's directors.

     Since adoption of the Directors' Plan, all current non-employee directors that do not receive cash compensation, as a group, have been granted options under the Directors' Plan covering 42,500 shares of the Company's common stock which represents 100% of the total number of options granted (net of options canceled or expired) pursuant to the Directors' Plan.

     The purchase price of the shares for each stock option granted under the Directors' Plan may not be less than 100% of the fair market value of the common stock at the time of grant. The term of an option may not be more than ten years from the date of grant. The Directors' Plan will terminate on June 30, 2005; however, options outstanding at the termination of the Option Plan will not be affected by such termination. If an option expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Directors' Plan.

     Grants of stock options under the Directors' Plan are not taxable events. However, upon exercise, the optionee generally will realize ordinary compensation income equal to the excess of the fair market value of the shares so acquired over the option price.

     The preceding discussion summarizes the material terms of the Directors' Plan. The full text of the Directors' Plan is available upon written request to the Company.

                            STOCK PRICE PERFORMANCE

     The Company completed the initial public offering of its common stock in September 1995. Prior to such date, there was no established market for its common stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock from the initial offering price of $8.50 on September 28, 1995 through June 30, 1999 as contrasted with the Nasdaq Market Index and the index for the electronic computer industry (SIC Code 3571). Each index assumes $100 invested at September 28, 1995 and is calculated assuming reinvestment of dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG BLUE WAVE SYSTEMS INC.
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                           ---------------------FISCAL YEAR ENDING----------------
COMPANY/INDEX/MARKET       9/28/1995    6/28/1996  6/30/1997  6/30/1998  6/30/1999
Blue Wave Systems             100.00        76.47      45.65      41.18      42.71

Electronic Computers          100.00       105.60     161.77     221.51     375.87

NASDAQ Market Index           100.00       111.47     134.28     178.00     249.44

                              STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the 2000 annual meeting of stockholders must be received by the Company at its principal executive offices no later than June 16, 2000.

                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                                         By Order of the Board of Directors


                                         Toya Martin
                                         Secretary

Carrollton, Texas
October 15, 1999

                                     PROXY
                            BLUE WAVE SYSTEMS INC.


     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") to be held on November 16, 1999, at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Rob N. Shaddock and Charles D. Brockenbush, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

1.   ELECTION OF DIRECTORS    [_]  FOR nominees listed below except as marked to
                                   the contrary below

                              [_] WITHHOLD AUTHORITY to vote for all nominees listed below

          John R. Forrest, John L. Rynearson, Rob N. Shaddock, Sam K. Smith and Simon Yates

INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

   _________________________________________________________________________

2. Proposal to amend the Blue Wave Systems Inc.'s Directors' Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable upon exercise of options granted under the Plan from 75,000 to 150,000.

               [_] FOR        [_] AGAINST         [_] ABSTAIN

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE NAMED PROPOSAL.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                              Dated:_____________________________

                              ___________________________________
                                          Signature

                              ___________________________________
                                    (Signature if held jointly)

                              Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.